Exhibit 99.1

Tredegar Shareholder Meeting
May-02-2018

Tredegar
Shareholder Meeting
May-02-2018

Good morning, ladies and gentlemen.  I'm Bill Gottwald.  I'm Chairman of the Board of Tredegar Corporation.

Before we get going, I'll just say, I was watching TV, watching a show on TV last week, and the show was called How the Welsh Changed the World:  A Tale of Two Tredegars.  And it was real interesting.  It was about the Tredegar in Wales that we get the name of the Tredegar Ironworks from, and I learned that, all these years--and I'm about to say welcome to our 29th annual meeting of the shareholders--we are supposed to be saying Tre-dE-gar according to the Welsh people.

So, anyway, welcome to our meeting.  I understand that today's meeting is being webcast, so I extend a special welcome to anybody that's listening in.  Before I begin with the business items, I'd like to introduce my colleagues on the Board of Directors, all of whom are here today and all of whom, including myself, are up for reelection to the Board.  Directors, would you please stand when I call your name?  George Freeman.  John Gottwald.  Ken Newsome.  Greg Pratt.  Tom Snead.  John Steitz.  Carl Tack.  Thank you, guys.

Tredegar Shareholder Meeting
May-02-2018

Here's the agenda for today's meeting.  I'll move quickly through the business items, and then I'll ask John, our President and CEO, to present the Management Report.  We'll conclude with questions from the live audience.  So, here goes the formal stuff.

Please note that proper notice of this meeting was given, and the minutes of last year's meeting are available at the Secretary's Desk.  Tredegar has appointed Mr. David Dietrich of Computershare, Tredegar's transfer agent, as Inspector of Election, and he has reported that a quorum exists.  The Inspector of Election has presented me with copies of the notice of annual meeting, the proxy statement and the formal proxy.  In addition, he's provided proof by affidavit of the mailing of the proxy on March 23rd, 2018 to each shareholder of record as of the close of business on March 9th, 2018.  The Inspector of Election has also presented me with a list of Tredegar shareholders entitled to vote at this meeting as of the record date.  This list is on file at the principal office of Tredegar for inspection during normal business hours, has been there since April 5th and will be available for inspection throughout this meeting at the Secretary's Desk.

Tredegar Shareholder Meeting
May-02-2018

The polls are now open.  Any shareholder who has given his or her proxy doesn't need to vote in person but may do so if he or she desires.  Will anyone who wishes to vote in person, please raise your hand, so we can get you a ballot?  I doubt there'll be anybody.  Okay.  And would the Inspector of Election please distribute ballots, which there aren't any to distribute.

There are four items of business on this--at this annual meeting.  They are the election of our directors to serve until the next annual meeting, the approval of the Tredegar Corporation 2018 equity inventive plan, a non-binding advisory vote on the compensation paid by Tredegar to our named executive officers, and finally, a non-binding advisory vote on the frequency of holding future advisory votes on the compensation paid by Tredegar to our named executive officers.

There being no ballots that need to be collected, I'll now say that the polls are closed.  And is the Inspector ready to report?

David Dietrich:  Yes.

Bill Gottwald:  Proceed.

 Tredegar Shareholder Meeting
May-02-2018

David Dietrich:  All the directors received the majority of the votes cast for the reelection.  Therefore, all the directors have been elected.  The proposal to approve the Tredegar Corporation 2018 equity incentive plan has been approved.  The proposal to conduct a non-binding advisory vote on the compensation paid by Tredegar to their named executive officers was approved.  And the proposal to conduct a non-binding advisory vote on the frequency of holding future advisory votes on the compensation paid by Tredegar to their named corporate executive officers was voted in favor of every three years.

Bill Gottwald:  Thank you.  Based on the Inspector's Report, I declare that all director nominees have been elected, the 2018 equity incentive plan has been approved, the shareholders approve of the compensation paid to our named executive officers, and the frequency with which we'll ask shareholders to approve compensation paid to our named executive officers now is every three years.  I also declare the business portion of this meeting closed.  Thank you for attending and voting.  And here's John.

John Gottwald:  Thank you, Bill.

Good morning.  I think it's great that you've got tables.  Makes it look like we've got a lot of people here.  Maybe--Neill, have you got decks of cards for people if they get bored?

We're gonna lead off with the usual slide.  All those words tell you what you already know, which is that we use certain measures that are not consistent with Generally Accepted Accounting Principles, and those of you who want to reconcile those, you can go to our website.  The second big message here is we might be making some forward-looking statements, but we really have no clue about the future, and I think you know that.

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May-02-2018

So, here's the agenda.  Some of you might remember that we asked Brook Hamilton to be our featured speaker last year.  He talked to you about strategy for the Bonnell Aluminum business, and he went over the Futura acquisition, which was, I guess, a couple of months before the annual meeting, so that was fresh news.

So, we don't have Brook today.  We're focusing on the polyethylene units.  And so, we have two presidents of units there speaking to you.  Bapi's gonna talk to you about the surface protection business, and Steve's gonna talk to you about the personal care side of things.  And if you fall asleep, at the end, I'll give you a summary of what they said, -and I think I can do that in pretty short fashion.  And then of course, everybody wants to hear first about the numbers and wants to hear Drew, so, Drew, come on up here.

Drew Edwards:  Thanks, John.

My first chart provides a bridge of earnings per share from ongoing operations from the first quarter of 2017 to the first quarter of 2018.  Today, I'm gonna use the term EPS, and when I use that term EPS, what I mean is earnings per share from ongoing operations, which is a non-GAAP term.  And you can go to our website and get a reconciliation of EPS under GAAP to EPS from ongoing operations that we use at Tredegar.

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Our earnings per share from ongoing operations in the first quarter of 2018 was $0.39.  You can see that on the far right of my chart.  And that was up $0.21 or over 100% from what we earned in the first quarter of 2017 of $0.18 per share.

I'm gonna touch on each one of the bridge items on the chart moving from left to right.  All of my bridge items are on an after-tax basis.  But, the first four bridge items I'm gonna talk about use our old tax rate before the reduction in US corporate income tax rate from 35% to 21%.  That was effective in 2018.  And then there is a bar on the far right of my chart that solely deals with the impact of that corporate income tax rate reduction on our earnings in the first quarter of 2018.

Our first green bridge item is for our polyethylene, or what we refer to as our PE Films, business.  Operating profits in PE Films were up $5 million in the first quarter of 2018 compared to the first quarter of last year.  That works out to $0.09 per share after taxes.  Leading the way was the surface protection business.  We continued to benefit from strong demand for displays using electronic devices, and Bapi's gonna talk about Surface Protection a lot more after I finish up my presentation.

Tredegar Shareholder Meeting
May-02-2018

Our personal care component of our PE films business also had improved profits during the quarter, but personal care sales and profits have declined significantly since 2013 due to lost business, and it still has some pretty big headwinds in front of it with another significant customer product transition starting after 2018.  John and I have talked about elephants in the room at past meetings.  This is still one for us, and Steve Prince is gonna tell you about our plans to turn things around in Personal Care after Bapi.

Now let's move to the next green item on my chart, Terphane.  Terphane shows up in two places on my chart.  The first place it shows up is an operating profit improvement of $1.5 million, which is $0.03 per share after taxes using the old tax rate, but that excludes the significant favorable impact that we had in the first quarter of 2018 from lower depreciation and amortization, which shows up separately as $0.04 per share, and I'm gonna talk about that a little bit more in a second.

But, Terphane's profits have been very volatile from quarter to quarter.  They suffer from significant excess capacity in the industry for flexible packaging film, particularly in Latin America, our primary market.  And we've had operating losses at Terphane in two of the last five years, including 2017.  And, as a result and under accounting rules, during the fourth quarter of 2017, we wrote down Terphane's book value by $101 million to a $30 million fair value.  Now, this $101 million write-down lowered Terphane's depreciable assets, which significantly lowered its quarterly deprecation and amortization by $2.3 million or $0.04 per share, again, another bar on the far right of my chart.

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May-02-2018

Now, the valuation and non-cash write-down of Terphane's assets under US GAAP also triggered for us a significant tax deduction under US tax laws, which we expect will result in cash tax benefits to Tredegar of $49 million.  And during the first quarter of 2018, we received a tax refund of $7 million that's relating to this $49 million, with the balance of the cash tax refunds expected to be received over 2018 and 2019.

Now let's move to the next green bar on my chart.  That's Bonnell.  Bonnell's operating profit for the first quarter of 2018 was up 3.8% or $0.01 per share after taxes.  Volume for our legacy business -- and when I say legacy business, I mean Bonnell before the acquisition of Futura Industries Corporation in February of last year.  So, on a legacy basis, volume in Bonnell was up 4.4% for the quarter over last year.  That increased profits, but we continued to have inefficiencies at our new press in Niles, Michigan that hurt us, hurt profits for the quarter we estimate by $1.5 million.  So, the Bonnell folks are very, very focused on solving those inefficiency issues at Niles.

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We've been very pleased with the Futura acquisition.  We paid $87 million for Futura, again, in February of 2017.  That's about 6.4 times EBITDA.  It has added a very solid management team, as well as expanding our aluminum extrusions business to the western part of the US, and it contributed $0.12 per share to our earnings in 2017.

The red bar on my chart is corporate and interest cost, which had an adverse impact on quarterly earnings by $0.05 per share.  It's a combination of two things - first, higher interest rates on our debt, and then second, certain employee related costs were up that aren't pushed down to the business unit level.

So, that brings us to a subtotal on my chart, as you can see, of $0.26 per share.  That's what we estimate would have been the EPS had we not had the favorable impact of the Terphane lower depreciation and amortization and the US corporate tax cut.  So, that's an apples-to-apples comparison to the first quarter of 2017.  Then you add the Terphane lower depreciation and amortization of $0.04 per share, the US corporate income tax rate of $0.09 per share, and you get to the $0.39 per share for the first quarter of 2018.

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My next slide shows you annual EPS since 2012, and you can see that there was a declining trend to 2016, and that declining trend was due to the elephants in the room.  It was the lost business in personal care, as well as the deterioration of profits in Terphane since we acquired it in October of 2011.  EPS started to climb back in 2017, continued to climb further up in the first quarter of 2018.  On a trailing 12 months basis we're at $1.12 and back to around 2013 and '14 levels, but we still have our challenges to deal with to move up from here.

My last slide - my last slide is net debt.  This is an extremely important metric for us.  John and I get a report on net debt every week.  We know what the number is.  Why is it important?  Because if you take the changes in net debt from any point in time to date, you get Tredegar's net cash flow.  Now, we're focused on growing our earnings, but we're also focused on growing our cash flow.  So, that means not only are we trying to grow our operating profits, but we're also trying to optimize things like working capital and cash income taxes.

So, we ended 2016 at $65 million of net debt.  We bought Futura, drove up our net debt by $87 million.  But, if you exclude that capital outlay for Futura, we generated $37 million of cash net of dividends in 2017, ended up at the end of 2017 with net debt of $115 million.  And then we generated another $10 million of cash in the first quarter of 2018, which includes $7 million tax refund that I talked about earlier.

That's it for me.  Now I'm gonna turn it over to Bapi, and thank you.

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May-02-2018

Bapi DasGupta:  Thank you, Drew.  I'm not as tall as Drew, so I have to stand up here.

Anyway, good morning.  It's really a pleasure to be able to talk to you about--give you a brief overview of the surface protection business unit.

To start off with, let me explain to you what surface protection does.  I'm sure most of you own one of these smartphones.  Well, these smartphones, the performance and quality of these smartphones and other displays are increasing exponentially.  Moreover, as you see these devices getting thinner, brighter, faster, longer battery life, the performance demands are increasing even more.

Our surface protection films, which I will say, I'm a little biased, but our high-performance surface protection films enable the performance and pristine quality of these displays.  And by the way, these displays also include televisions, laptops, notebooks, monitors, digital signage, etc.

You won't see our product in the final product or display device, but we play a very critical role in the supply chain of displays.  What we specifically do is that we protect very highly specialized components such as optical films that go into these displays, the substrates like covered glass which go into these displays, and make sure that they are pristine and have high performance and don't have any rejects in the final products.

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May-02-2018

Our ultimate value proposition for our customers is that we enable our customers to improve their yields and efficiencies when they're producing these really high-performing components.  Thereby, we save them a lot of money.  We make sure that they are pristine quality, they don't have rejects in the final device.  All this translates to big dollars for us.  It's a very solid value proposition.

Not only do we prevent damages, defects, improve efficiencies, but we also ensure supply reliability and performance reliability.

Now, we believe that we are the technology and quality leaders in the industry, and one of the things we do in our business is we make sure we're one step ahead of what the market demands and what the changes in these displays are--what changes are happening in the industry.  So, thereby, we keep our, you know, our lead in the industry.

The display industry is cyclical in nature, and if you look at the forward-looking growth rates, the compounded annual growth rates, it's about 4% to 5%.  Our cross cycle of top line growth is very much in line with the industry.  But, on top of that, we add to our value proposition--to the growth with our high value proposition, as well as our quality and our close working relationships with the customers, which is very important in our business.

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Now, if you look at the operating profit trend from 2008 to 2017, you can see that the operating profit, although choppy because of cyclicality in this industry, has grown very well, and 2017 was a record year in operating profit for our business.

Now, like all businesses, we have threats and challenges.  Our biggest threat, which we publicly communicated over the last couple of years, is one that part of our products could be replaced by an alternate technology or alternate product.  Certainly, one of our largest customers is working on such an endeavor, and if they are successful, we think there'll be an adverse operating profit impact of anywhere from $5 to $10 million.

But, here's the important thing - yeah, sure, there's opportunities to engineer us out, but at the end of the day, as I said, the performance requirements of the devices are increasing exponentially, so there will always be continued requirements for high performance protection films in this industry.

Our second big threat is our customer concentration.  A significant amount of our sales comes from a few customers.  This is a big issue for us, but it is also one of our top priorities to diversify the customer base and our product offerings, and we are working very actively on this and actually making some good progress.

Tredegar Shareholder Meeting
May-02-2018

Our third threat is that this industry is cyclical, as I've said, but with that cyclicality comes pricing pressures.  If you look at our supply chain and you look at the way TV prices have declined over the last few years, there's a lot of pricing pressure in the supply chain.  And so, our customers get that pressure, and we get that pressure.  But, the way we combat that is we make sure that we're always bringing up and introducing high-margin, high-value proposition products, new products.  So, we really believe in moving up the value curve and trying to preserve our margins and staying ahead of what the industry needs.

So, last year, we did a strategy reset.  We call it Polaris or our True North.  Essentially, it's a roadmap for us to continuously improve our value proposition to our existing customers and also expand our customer base and product offerings.  We are making very good progress in this initiative, and I'll be happy to report more on that as we go along, probably next time around.

Our future is driven by macro events like the Internet of Things.  I'm sure a number of you have heard about Internet of Things.  This is our future where we see there's a lot of connection between smart devices in your homes, automobiles, appliances, etc.  That depends on electronics, software, sensors and displays.  So, 5G communications, autonomous cars, they're all part of this Internet of Things, and we hope to see that playing off of displays and our future growth.

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Some of the specific underlying growth opportunities that we're looking at include flexible displays --specifically flexible phones as an example.  The other one is in automotive panel displays.  So, if you look at the panels here, the displays are getting larger.  This is not your grandfather's car, okay?  So, that segment is growing about 8% to 10% a year and is something--is one of our major focus areas.

We're also working on high-performance mobile phones and TVs.  So, you've heard of 8K coming out, and we want to play in that 8K market.

Screen sizes are getting larger, so that's another underlying growth opportunity for us.  On average, screen sizes are growing one to two inches a year, which is good for us.

And finally, the touch screen displays, which we're also starting to penetrate into--there are other opportunities which are very much nascent at this point.  There's augmented reality and virtual reality devices.

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So, in conclusion, I think surface protection has a very exciting future.  Here we have challenges like other businesses, but I believe the growth opportunities are wonderful in this business.  I thank you for your time.  Now I'll pass it on to Steve.

Steve Prince:  Thank you, Bapi, and good morning.  It's a pleasure for me to be here today to give you an update on Personal Care.

Some of you may not know what we do in Personal Care.  We develop and manufacture materials for absorbent product producers that make consumers feel drier, more comfortable and more confident.  We produce topsheets.  This is the layer next to the skin for feminine hygiene products.  We also make acquisition distribution layers.  This is the layer just under the topsheet for baby diapers, adult diapers and light incontinence products.  And we make elastic films and laminates for baby and adult diapers like diaper ears and stretch waste bands.  And we also manufacture some packaging films, primarily over wraps for tissue towel applications.

Now, these are challenging times for Personal Care.  Our net sales were in decline for five plus years through 2016.  This was largely due to the loss of two major elastics platforms with Proctor and Gamble, and we also had declines in our Asia and our North American topsheet business.  And recent public disclosures include a statement that we expect to lose another $70 million of net sales.

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May-02-2018

But, despite the challenges, we are excited about the future, and I'm here today to tell you why we're excited and how we plan to turn things around.

First, we continue to rebuild our capabilities in R&D.  We've nearly doubled our R&D spending, an increase of about $5 million 2017 versus 2014, and we expect to further increase R&D spending in 2018.

We've also increased our GS&A spending for sales, commercialization, project engineering and application development.  Now, adding lots of GS&A while sales are declining may seem counter to what some consider as logical or prudent, but we've concluded that our growth and success requires improved operations and enhanced innovation.  So, we're continuing to invest in our people, and this is starting to bear fruit.  Our top five target customers, other than P&G, gained 19% in net sales in 2017, generating $11 million of new business for Personal Care.

Now I'm gonna review our product -- each of our product lines in detail, and I will start with elastics.  We believe we have a bright future in elastics.  Investments that we made in 2015 and 2016 in R&D and in new European manufacturing assets are starting to deliver against that belief.  We are reinventing how we offer fit to our customers.  We used to offer full width elastic products.  Now we can offer zoned elastic products, and we can put those zones wherever customers want them, whatever width they need and however much stretch that they would like to have, whatever they desire.

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We combined this technology for zoned elastics with highly breathable elastic fabric to deliver what we believe is the greatest comfort and fit now available to consumers from babies to adults.  We installed two new elastic lines in our Retsag, Hungary facility that started up in 2017.  These lines are able to offer these customized, zoned and breathable products, and they have been very well received by customers, our European customers.  We expect significant elastics volume growth in 2018 as we capture new customers and applications.

Now I'll talk about acquisition distribution layers, which we also call ADLs.  Tredegar is the global market leader for film-based acquisition distribution layers.  Until recently, our ADLs were primarily used in adult diapers.  But, over the past couple years, we've been successful launching our ADLs in Latin America for a baby diaper application.  This new business now generates 14 million dollars in revenue for personal care.  We believe our Aqua Dry Plus is solving one of our customers' toughest problems, allowing them to make drier diapers at lower cost and allowing them to increase share in the region.

Tredegar Shareholder Meeting
May-02-2018

We expect to leverage our success, our ADL success in Latin America, by introducing a next generation softer laminate ADL.  Our technical team has designed a new generation of materials that we believe will help drive the transition of absorbent hygiene products from a diapering experience to an absorbent underwear experience.  We anticipate that these new laminate products will deliver a better combination of comfort and dryness in a budget friendly way that benefits both users and caregivers.  Lead customers are being introduced to these products now, and we expect to launch in both Europe and North America midyear.

Okay, our topsheet strategy is to establish Tredegar as the leader in delivering unsurpassed fit, comfort and dryness, emphasizing our hydroforming technology to broaden our customer base in feminine care, baby care and adult care.  We have two hydroforming platforms.  Customers are currently evaluating our film-only platform right now.  Our second platform is a film non-woven, a laminate platform.  We believe this platform has very strong potential.  Both platforms offer rapid dryness, leakage prevention, cottony softness, fit and flexibility.

We believe our customers will see that our unique hydroforming capabilities and products provide an outstanding opportunity for them to gain market share.  The consumer has been asking for a topsheet that provides excellent performance and top-of-the line softness and comfort.  We believe that we have that material.  But, it's really up to our customers to decide, and we won't know that verdict for a while.  We expect to launch both of our hydroforming platforms in 2019.

Tredegar Shareholder Meeting
May-02-2018

So, in summary, Personal Care is going through a transformation.  We have had a very strong relationship with Proctor and Gamble, but our Proctor and Gamble volumes are declining.  Our strategic focus is to drive growth through innovation to broaden our customer base.  This isn't the first time that we have had to reinvent ourselves through innovation.  We picked Phoenix Rising as the symbol of renewal as a rallying point for the transformation of our business, and we look forward to reporting in future quarters our progress towards this transformation.  Thank you.

John Gottwald:  We never did a dry run on this, and so I obviously read the script, but I hadn't heard these guys do their thing until today.  So, I had some concluding comments figuring that you guys were gonna get all messed up with the details in the trees and that you needed somebody to come up here and tell you what the forest was.  But, I thought they did an excellent job.

But, I do have some slides, so I feel like I've got to go through them, but you've already heard it.  Drew in a nutshell, most important thing I think, is he said earnings have improved.  This is just a slightly different way of looking at what you -- what he went through in a fair amount of detail, which is looking at a rolling 12-month picture of earnings per share over the last 14 quarters.  And you can see the downward trend, which was driven by Terphane and the lost sales.  And you can see that, indeed, earnings have improved, and they have for the last three or four quarters.  We have no idea about the future, but it's nice to see the improvement.  So, we hope that you notice that.

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Bapi--two things I think I wanted to note again -- is Bapi and his team had a record year last year and a very good first quarter.  And that story is a lot behind that trend of improvement in the earnings.  And so, thank you to that team.  It's a wonderful performance.  We really appreciate it.

But, he talked about his strategy of the Polaris.  And in a nutshell, again, what he said was we have challenges and have opportunities, but the answer is the same.  We need new customers, and we need new products.  And they're working hard on both of those, and they're making good progress on both of those.  And so, that's encouraging to me, and I wish him well with that strategy.

Steve didn't pull any punches here with you guys today.  He reminded you here with this trend, $150 million of sales been lost over the last several years.  I'm just repeating what he just said.  And he also reminded you there's another 70 million coming.  Some people might get intimidated by that.  It's a heck of a challenge.  But, I'm really particularly proud--I'm proud of everybody at Tredegar.  It's been an interesting couple of years with a lot of good work by everybody.  But, I'm really proud of Steve and the Personal Care team by not being intimidated.  In fact, they've come out aggressive.  They're not shrinking from this.  They're going out with the capital.  He talked to you about the capital for elastics, $35 million.  And some people might be cutting expenses when you're losing business, but he's increasing expenses.  He's increasing expenses in the R&D area.  I think I counted up like a $5 million increase over just the last two or three years, which is great.  I hope it works.

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But, the thing is it is gutsy what's going on, and that's what I'm proud of.  But, the thing is that Steve doesn't know what the outcome's gonna be, and I don't know what the outcome's gonna be.  And to tell you the truth, I don't think any of us will know until maybe three years from now.  It's the customers who are gonna give the verdict, and so we'll see.  But, I appreciate that effort, Steve, and good luck to you.

I think that's it, isn't it?  Yeah.  So, love to open it up for questions.  Welcome any and all questions.  I do know that we've planted one, so at least we have one question, but we encourage others.  Who's the planted question?  There he is.

Brian Branch:  This one might be for Brook.  Do you expect that the aluminum tariffs will protect Bonnell?

John Gottwald:  I hope you're prepared.

Tredegar Shareholder Meeting
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Brook Hamilton:  I hope I am, too.  Well, first of all, thanks for the question.  Appreciate it.  My name is Brook Hamilton, President of Bonnell.

So, the question was do we expect Bonnell to be affected by aluminum tariffs.  Maybe I'll expand upon that a little bit.  The aluminum tariffs were applied to both the aluminum and steel industry as a result of the Administration's 232 investigation.  And so, that has had an impact on the market.

But, more recently, the Administration also applied sanctions against Russia, and Russia is a large producer of aluminum, and their main producer called Rusal has been materially affected by these sanctions.  So, the combination of tariffs and sanctions have had an impact on the market.  And so, things have been pretty volatile over the last little bit, but year over year, the price of aluminum is up about 20%, so that might cause people to pause for a moment.

So, however, in general, our terms of sale allow us to pass through the base price of aluminum in the products that we sell.  So, you can think of it as sort of a two-tiered pricing.  There's the base price of aluminum, and then there's the spread over on top of that price that we charge for the conversion of billet into extrusion and further painting, anodizing, machining, etc., etc.

Tredegar Shareholder Meeting
May-02-2018

So, when the prices go up or down, we adjust the base price for our customers.  And so, our goal is to be neutral on metal.

However, if prices continue to rise as they have done, there is a risk to the industry in that customers may elect to substitute products--substitute aluminum for other products.  So, they may look at plastics or composites or other materials if the price of aluminum gets too much.

So, right now, things are pretty volatile.  Prices have been up 20% more than they are right now, but they're 20% up year-over-year, as I mentioned.  And so, they've been up and down quite dramatically.  There have also been exceptions and extensions to the tariffs and to the sanctions, and so in some ways, we won't know the true impact to the industry for several months.  So, we're in a little bit of a waiting game there.

But, I think the takeaway is that, as prices for our raw material go up or down, we pass those on to our customers, and we're not affected financially as a result of those changes.  So, thanks for the question.

John Gottwald:  Thank you, Brook.

Tredegar Shareholder Meeting
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Okay, anybody else?  Anybody else?  Okay.  All right, Doug--hold on one second, Doug.  We got a mic for you.

Doug Gottwald:  Hello.  I'm reminded that this company through its cousins and so forth date back to February 15 1887 or '84 in downtown Richmond and that one of the big products was--along the line was blotting paper.  Times got tough, and even in those days, people were light on their feet, and they found substitutes for it.  And one of the substitutes was craft paper and [unintelligible] with plastics that would do away with us.  Well, the result of all that plastics, we sold more paper than ever.  And the company's struggled along until--in the Depression.  I once picked up a small annual report.  I don't know what happened to it.  I can say some things, but anyway, it was down in the basement somewhere, and I was cleaning out, and I realized that in the '30s in the Depression, the leader then was, vice president or something, maybe president, was Floyd Gottwald.  He was born in 1898.  And when he took over, from that point on, the company to my knowledge never had a losing year in the Depression.

This was '39 or '40, so I was five or six years old when I first saw the [unintelligible].  And I was very proud of my uncle, that big smoking stuff, plopping stuff in the water in those days.  And to make the story short, being in debt is something that personally I don't like to do, but, boy, the leader then didn't--he'd borrow any dollar he could get and pay it back nickels on a dime--on a dollar because of inflation.

Tredegar Shareholder Meeting
May-02-2018

And then something--heard a rumor related to Ethyl, so that change--oh, and then plastics [unintelligible] and then Ethyl and then the splitting up of the companies.  And it wasn't always easy.  I saw--our insurance, when insurance was announced, we were doing great, and if the more intelligent people, analysts and so forth are dropping the stock like crazy, and we were--I remember one day looking at the--it was three times earnings.  That's right.

So, what I'm saying, I liked what--maybe it was Prince or--said something about looking for the future for--to just for that.  Well, that's been kind of the history of these companies that people will sacrifice now for the future, and they look for new opportunities, opportunities.  So, I was very--of all the things I heard, that made me the happiest.

So, looks like you've got plenty of opportunities to improve.

John Gottwald:  Yes, we do.

Doug:  But, don't get discouraged, and there'll be another generation of people coming.  We've gotta look out for them.  So, I'm glad I made the effort to get here this morning.

Tredegar Shareholder Meeting
May-02-2018

John Gottwald:  Well, it's always great to have you here, Doug, and things do seem to repeat themselves, don't they?

Doug:  Yeah, I've got some personal things I could tell you you don't know about, but I won't say it here.

John Gottwald:  Thank you, Doug.

Doug:  You're welcome.

John Gottwald:  That was the easiest question I ever had.  Any others?

Well, just to wrap up, I want to thank all the employees first one more time - really outstanding effort.  Appreciate it tremendously.  And I want to also thank our directors.  They -- as you can imagine, they've been challenged, as well, and they've supported us and allowed us to do the things that we've been doing, so thanks to all of them.  And I always have to thank my dad, who's here, and just one comment - he caught nine permit on a fly rod last week, and I just want you to know that.  Go eat biscuits.